UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Termination of a Material Definitive Agreement

On September 29, 2008, Magnum D’Or Resources, Inc. (“Magnum”) terminated its agreements, arrangements, and contracts with Artech Recyclingtechnik GmbH and Spreelast AG. This includes all written and verbal agreements made prior to this date and specifically includes: Artech Distribution Agreement dated January 21, 2008; Artech ACT 301 Tyre Recycling Plant contract dated March 13, 2008; and the Spreelast Licensing Agreement dated December 21, 2007, as further updated August 1, 2008.

Due to the nature of the Company’s business in the area of material production and development, it continually strives to find and maintain state-of-the-art and cost effective processing techniques and equipment. For that purpose, the above referenced agreements, arrangements, and contracts became outdated for the purposes of producing the types of materials and products the Company has targeted for production. These previous agreements, arrangements, and contracts have now been superseded by the recently executed advanced technology agreements with Gopinath B. Sekhar, Regal Carriage Sdn Bhd, and Sekhar Research Innovations Sdn Bhd.

The basis of the new technology agreements provides superior techniques and processes over those previously licensed, and therefore makes those processes obsolete for the purposes of the Company’s targeted market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: October 17, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President